UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On January 12, 2018, HTG Molecular Diagnostics, Inc. (the “Company”) and QIAGEN Manchester Limited (“QIAGEN”), a U.K. corporation and wholly owned subsidiary of QIAGEN N.V., entered into a third statement of work (“SOW Three”) under the parties’ Master Assay Development, Commercialization and Manufacturing Agreement (“Master Agreement”). SOW Three relates to development activities for a next generation sequencing‑based clinical‑trial assay (“SOW3 Project”) in connection with a sponsor project agreement (“Project Agreement”) between QIAGEN and a pharmaceutical company (“PHARMA Three”).

The SOW3 Project is one of three development programs, each for a different pharmaceutical company, announced to date under the Master Agreement. If successfully completed, the SOW3 Project is expected to lead to subsequent assay development activities and the potential commercialization of a companion diagnostic assay for a corresponding PHARMA Three drug.

QIAGEN has agreed to pay the Company low, single-digit millions of dollars in development fees for the SOW3 Project, which is expected to be completed in the second quarter of 2018. In addition, the Company and QIAGEN will share any net profits (as determined under the Master Agreement) generated by the SOW3 Project on an approximately quarterly basis over the term of SOW Three.

Under the terms of SOW Three, the Company has agreed to assign its rights in certain SOW3 Project‑related intellectual property (“Project IP”) predominantly related to PHARMA Three’s drug candidate(s) to QIAGEN for ultimate assignment to PHARMA Three in accordance with the Project Agreement. Improvements to the background intellectual property of the Company, QIAGEN, and PHARMA Three generally will be owned solely by the respective party. Otherwise, Project IP will be jointly owned among the Company, QIAGEN and PHARMA Three.

Pursuant to the terms of SOW Three, if PHARMA Three terminates the Project Agreement or the SOW3 Project due to the Company’s uncured material breach of SOW Three, the Company will be required to negotiate in good faith with PHARMA Three a non‑exclusive, royalty‑bearing license to certain Company intellectual property as reasonably necessary for PHARMA Three to research, develop, and commercialize an in vitro diagnostic (“IVD”) assay meeting the same specifications as in SOW Three.

Neither QIAGEN nor the Company have the right to terminate SOW Three or the Master Agreement to the extent it relates to SOW Three upon a change of control of either party. In addition, if PHARMA Three terminates the Project Agreement or the SOW3 Project for an uncured material breach that is directly caused by the Company or QIAGEN, then, for the non‑breaching party, the exclusivity obligation of the Master Agreement will terminate solely with respect to the development for PHARMA Three and/or its affiliates of an IVD assay meeting the same specifications as in SOW Three.

SOW Three expires upon completion of the SOW3 Project and receipt by the Company of all amounts due for such work.

QIAGEN North American Holdings, Inc., a wholly owned subsidiary of QIAGEN N.V., owns 833,333 shares of the Company’s common stock, and holds a subordinated convertible promissory note issued by the Company in the principal amount of $3.0 million.

Forward Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated benefits or outcomes of SOW Three, activities expected to occur in connection with, and future performance by the respective parties under, SOW Three or the related Project Agreement, and the potential development and commercialization of a next generation sequencing-based clinical‑trial or companion diagnostic assay. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that the development activities contemplated by SOW Three may not be performed as expected, or at all, the risk that the development work under SOW Three may not lead to further development work in support of PHARMA Three’s drug development and commercialization programs, the risk that the development work under SOW Three may not support the development, regulatory approval and/or commercialization of a diagnostic assay, risks associated with the process of developing, marketing and commercializing our products, the Company’s ability to achieve and sustain sufficient market acceptance, and the capabilities of our product and service solutions to keep pace with rapidly changing technology and customer requirements. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. All forward‑looking statements contained in this report speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: January 16, 2018	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Vice President of Finance and Administration and Chief Financial Officer